Exhibit 99.1

Sabine Mid-Continent, LLC

Statement of Revenues and Direct Operating Expenses

Period from January 1, 2013 to December 17, 2013

Page(s)

Independent Auditor’s Report	1

Statement of Revenues and Direct Operating Expenses	2

Notes to the Statement of Revenues and Direct Operating Expenses	3-4

Supplemental Information on Oil and Gas Producing Activities	5-7

Independent Auditor’s Report

To the Board of Directors and Stockholders of Jones Energy, Inc.:

We have audited the accompanying statement of revenues and direct operating expenses of certain oil and gas properties (“Acquired Properties”) of Sabine Mid-Continent, LLC, which comprise the statement of revenues and direct operating expenses for the period from January 1, 2013 through December 17, 2013.

Management’s Responsibility for the Financial Statements

Management of Jones Energy, Inc. is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the  financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the Acquired Properties’ revenues and direct operating expenses for the period from January 1, 2013 through December 17, 2013 in accordance with accounting principles generally accepted in the United States of America, using the basis of presentation described in Note 1.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 5, 2014

Sabine Mid-Continent, LLC

Statement of Revenues and Direct Operating Expenses Of the Oil and Gas Properties Purchased by Jones Energy Holdings, LLC From Sabine Mid-Continent, LLC

Period from January 1, 2013 to December 17, 2013

Period from January
1, 2013 to December
(in thousands of dollars)	17, 2013

Operating revenues	$49,604
Direct operating expenses
Lease operating	5,582
Production taxes	2,705
Total operating expenses	8,287
Revenues in excess of direct operating expenses	$41,317

See accompanying notes to Statement of Revenues and Direct Operating Expenses.

Sabine Mid-Continent, LLC

Statement of Revenues and Direct Operating Expenses Of the Oil and Gas Properties Purchased by Jones Energy Holdings, LLC From Sabine Mid-Continent, LLC

Notes to Statement of Revenues and Direct Operating Expenses

1.              Basis of Presentation

On December 18, 2013, Jones Energy Holdings, LLC (“Jones”) acquired from Sabine Mid-Continent, LLC (“Sabine”) an asset package consisting of certain oil and gas properties and related facilities located in the Texas Panhandle and western Oklahoma (the “Properties”) for approximately $193.5 million, subject to customary closing adjustments. The accompanying Statement of Revenues and Direct Operating Expenses (the “Statement”) relates to the operations of the oil and gas properties acquired by Jones.

The Statement associated with the Properties was derived from Sabine accounting records. During the period presented, the Properties were not accounted for or operated as a consolidated entity or as a separate division by Sabine. Revenues and direct operating expenses for the Properties included in the accompanying Statement represented herein relate only to the interests in the producing oil and natural gas properties which were acquired by Jones and do not represent all of the oil and natural gas operations of Sabine, other owners, or other third party working interest owners.  Revenues are reported net of marketing, transportation and plant processing fees. Direct operating expenses include lease operating expenses and production taxes. Indirect general and administrative expenses, depreciation, depletion and amortization of oil and gas properties, financing costs and federal and state income taxes have been excluded from direct operating expenses in the accompanying Statement because the allocation of such expenses would be arbitrary and would not be indicative of what such costs would have been had the Properties been operated as a stand-alone entity. Also, omitted amounts are not known or readily available. Full separate financial statements, including a statement of financial position, results of operations, owners’ equity and cash flows, prepared in accordance with accounting principles generally accepted in the United States of America do not exist for the Properties and are not practicable to prepare in these circumstances. Accordingly, the historical Statement of the Revenues and Direct Operating Expenses is presented in lieu of the financial statements required under Rule 3-05 of the U.S. Securities and Exchange Commission (“SEC”) Regulation S-X.

The Statement is not indicative of the results of operations of the Properties on a go forward basis due to changes in the business and the omission of various expenses as described above.

2.              Summary of Significant Accounting Policies

Revenue Recognition

Revenues from the sale of crude oil, natural gas, and natural gas liquids are recognized when the product is delivered at a fixed or determinable price, title has transferred, and collectability is reasonably assured and evidenced by a contract. The oil, natural gas, and natural gas liquids revenues recognized for the Properties follow the “sales method” of accounting, so revenues are recognized on all crude oil, natural gas, and natural gas liquids sold to purchasers, regardless of whether the sales are proportionate to its ownership in the property. A receivable or liability is recognized only to the extent that there is an imbalance on a specific property greater than the expected remaining proved reserves.

The revenues for the Properties come from a portfolio of crude oil and natural gas marketing contracts with large, established refiners and utilities.

Direct Operating Expenses

Production costs, including compressor rental, pumpers’ salaries, chemicals, saltwater disposal, ad valorem taxes, insurance and other operating expenses are expensed as incurred and included in lease operating expense on the Statement. Production taxes are expensed on oil and natural gas production based on the applicable rate in the area of operation.

Use of estimates

The preparation of the statement of revenues and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. Actual results may differ from those estimates.

3.              Subsequent Events

Management of Jones has evaluated events subsequent from the date of acquisition, December 18, 2013 through the date of issuance of the Statement on March 5, 2014.

Supplemental Information on Oil and Gas Producing Activities

(Unaudited)

Reserves

Users of this information should be aware that the process of estimating quantities of proved oil and gas reserves (including natural gas liquids) is very complex and imprecise, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir also may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates may occur from time to time.

The following tables set forth total proved reserves as of December 17, 2013 and the estimated changes in total proved reserves from December 31, 2012 to that date. The 2013 reserve estimates are based on a report prepared by Cawley, Gillespie & Associates, Inc. (“CG&A”), independent petroleum engineers, utilizing data compiled by us. In preparing its report, CG&A evaluated all of the proved reserves of the Properties at December 31, 2013. There are many uncertainties inherent in estimating proved reserve quantities, and projecting future production rates and the timing of future development expenditures. In addition, reserve estimates of new discoveries are more imprecise than those of properties with production history. Accordingly, these estimates are subject to change as additional information becomes available. Proved reserves are the estimated quantities of natural gas, natural gas liquids and oil that geoscience and engineering data demonstrate with reasonable certainty to be economically producible in future years from known oil and natural gas reservoirs under existing economic conditions, operating methods and government regulations at the end of the respective years. Proved developed reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods.

	Crude Oil	NGL	Natural Gas	Total in
	(MBbls)	(MBbls)	(MMcf)	MBoe[1]
Estimated Proved Reserves

December 31, 2012[3]	3,486	4,651	36,989	14,302
Extensions and discoveries	102	160	1,434	501
Production	(303)	(356)	(3,096)	(1,175)
December 17, 2013	3,285	4,455	35,327	13,628

Estimated Proved Reserves

December 17, 2013[2]
Proved developed	1,151	1,976	17,339	6,017
Proved undeveloped	2,134	2,479	17,988	7,611
Total proved reserves	3,285	4,455	35,327	13,628

[1] Barrels of oil equivalent determined using the ratio of six Mcf of natural gas to one Bbl of crude oil or natural gas liquids.

[2] Due to the unavailability of reserve information required for the end of the period, the proved reserves as of December 17, 2013 were calculated starting with the proved reserves as of December 31, 2013 and adding back production that occurred between December 18, 2013 and December 31, 2013. There were no significant discoveries during this period.

[3] Due to the unavailability of reserve information required for the beginning of the period, the proved reserves as of December 31, 2012 were calculated starting with the proved reserves as of December 31, 2013 and adding back production and subtracting extensions and discoveries that occurred between January 1, 2013 and December 31, 2013.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following information was developed utilizing procedures prescribed by FASB Accounting Standards Codification Topic 932, Extractive Industries — Oil and Gas (Topic 932). The “standardized measure of discounted future net cash flows” should not be viewed as representative of the current value of our proved oil and gas reserves. It and the other information contained in the following tables may be useful for certain comparative purposes, but should not be solely relied upon in evaluating performance.

In reviewing the information that follows, the following factors should be taken into account:

•                  future costs and sales prices will probably differ from those required to be used in these calculations;

•                  actual production rates for future periods may vary significantly from the rates assumed in the calculations;

•                  future tax rates, deductions and credits are calculated under current laws, which may change in future years

•                  a 10% discount rate may not be reasonable relative to risk inherent in realizing future net oil and natural gas revenues.

Under the standardized measure, future cash inflows were estimated by using the average of the historical unweighted first-day-of-the-month prices of oil and natural gas for the period ended December 17, 2013. Future cash inflows were reduced by estimated future development and production costs based on year-end costs and future income tax expenses computed using expected future tax rates in order to arrive at net cash flows. Use of a 10% discount rate, first-day-of-the-month prices and year-end costs are required by ASC 932.

The standardized measure of discounted future net cash flows from estimated proved oil and natural gas reserves is as follows:

(in thousands)	December 17, 2013

Future cash inflows[1]	$546,523
Less related future[1]:
Production costs	(122,500)
Development costs	(99,930)
Income tax expenses	(12,016)
Future net cash flows	312,077
10% annual discount for estimated timing of cash flows	(155,661)
Standardized measure of discounted future net cash flows	$156,416

[1] Due to the unavailability of reserve information as of December 17, 2013, future cash inflows and future expenses as of December 17, 2013 were calculated starting with the proved reserves as of December 31, 2013 and adding the future cash flows for production that occurred between December 18, 2013 and December 31, 2013 and production costs, development costs, and income tax expense for the same period.

A summary of the changes in standardized measure of discounted future net cash flows applicable to  proved natural gas and crude oil reserves is as follows:

(in thousands)

Balance, December 31, 2012[1]	$196,207
Net change in sales and transfer prices, net of production expenses	(27,026)
Sales and transfers of oil and gas produced during the period	(42,891)
Net change due to extensions and discoveries	10,407
Previously estimated development costs incurred during the period	9,270
Net change in income taxes	(7,307)
Accretion of discount	17,756
Balance, December 17, 2013	$156,416

[1] Due to the unavailability of reserve information required for the beginning of the period, the standardized measure of discounted future net cash flows as of December 31, 2012 was calculated based on the standardized measure of discounted future net cash flows as of December 17, 2013 less the (i) net change in sales and transfer prices, net of production expenses, (ii) sales and transfers of oil and gas produced during the period, (iii) net change due to extension and discoveries, (iv) previously estimated development costs incurred during the period, (v) net change in income taxes and (vi) accretion of discount.